                                                                       Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

REMARK MEDIA, INC.,

REMARK FLORIDA, INC.,

AND

BANKS.COM, INC.

Dated as of February 26, 2012

4821-

TABLE OF CONTENTS
                                                                                         Page

ARTICLE I The Merger		1
1.1	The Merger.	1
1.2	Effective Time.	2
1.3	Closing.	2
1.4	Directors and Officers of the Surviving Corporation.	2
ARTICLE II Merger Consideration; Conversion of Stock		2
2.1	Conversion of Company Stock.	2
2.2	Cash Consideration for Shares of Company Preferred Stock.	5
2.3	Disposition of Certificates and Book-Entry Shares.	5
2.4	Withholding Rights.	7
2.5	Appraisal Rights.	7
2.6	Tax and Accounting Consequences.	7
ARTICLE III Representations and Warranties of the Company		8
3.1	Existence; Good Standing; Authority; Compliance with Law.	8
3.2	Authorization, Takeover Laws, Validity and Effect of Agreements.	9
3.3	Capitalization.	9
3.4	Subsidiaries.	10
3.5	Other Interests.	10
3.6	Consents and Approvals; No Violations.	11
3.7	SEC Reports.	11
3.8	Litigation.	12
3.9	Absence of Certain Changes.	12
3.10	Taxes.	13
3.11	Properties.	14
3.12	Environmental Matters.	14
3.13	Employee Benefit Plans.	14
3.14	Labor and Employment Matters.	17
3.15	No Brokers.	18
3.16	Operations.	18
3.17	Material Contracts.	18
3.18	Insurance.	20
3.19	Proxy Statement; Company Information.	20
3.20	No Payments to Employees, Officers, Directors or Consultants.	20
3.21	Intellectual Property.	20
3.22	Transactions with Affiliates, Stockholders, Officers, Directors and Others.	22
3.23	Anti-Bribery.	22
3.24	Suppliers.	22
3.25	Customers.	23
3.26	Indebtedness.	23
3.27	Export Control Laws.	23
3.28	Privacy.	23

ARTICLE IV Representations and Warranties of Parent and Merger Sub		24
4.1	Corporate Organization.	24
4.2	Capitalization.	24
4.3	SEC Reports.	25
4.4	Authority Relative to this Agreement.	26
4.5	Consents and Approvals; No Violations.	26
4.6	Ownership and Operations of Merger Sub.	26
4.7	Litigation.	27
4.8	Information in the Proxy Statement.	27
4.9	Brokers.	27
4.10	Subsidiaries.	27
4.11	Other Interests.	27
4.12	Taxes.	27
4.13	Properties.	28
4.14	Environmental Matters.	28
4.15	Insurance.	28
4.16	Intellectual Property.	29
4.17	Anti-Bribery.	29
4.18	Indebtedness.	29
4.19	Export Control Laws.	30
4.20	Available Funds.	30
4.21	Qualifying Reorganization.	30
4.22	Section 355.	30
4.23	Absence of Certain Changes.	30
ARTICLE V Conduct of Business Pending the Merger		31
5.1	Conduct of Business by the Company.	31
5.2	Conduct of Business by the Parent and Merger Sub.	33
ARTICLE VI Covenants		34
6.1	Preparation of the Proxy Statement.	34
6.2	Reservation of Parent Common Stock.	35
6.3	Other Filings.	35
6.4	Additional Agreements.	36
6.5	Solicitation; Change in Recommendation.	36
6.6	Access to Information; Confidentiality.	37
6.7	Indemnification of Directors and Officers.	38
6.8	Public Announcements.	38
6.9	Adoption by Parent.	38
6.10	No Ownership; Acquisition of Capital Stock.	38
6.11	Tax Matters.	39
6.12	Payoff of Indebtedness.	39
6.13	Closing Statement.	39
6.14	Exemption from Liability Under Section 16(b).	40
6.15	Nasdaq Stock Market Listing.	40
ARTICLE VII Conditions to the Merger		40
7.1	Conditions to the Obligations of Each Party to Effect the Merger.	40

7.2	Conditions to Obligations of Parent and Merger Sub.	41
7.3	Conditions to Obligations of the Company.	42
ARTICLE VIII Termination, Amendment and Waiver		43
8.1	Termination.	43
8.2	Effect of Termination.	44
8.3	Fees and Expenses.	44
8.4	Amendment.	44
8.5	Extension; Waiver.	44
ARTICLE IX General Provisions		45
9.1	Notices.	45
9.2	Certain Definitions.	46
9.3	Interpretation.	51
9.4	Remedies; Specific Enforcement.	51
9.5	Waiver of Jury Trial.	52
9.6	Assignment.	52
9.7	Entire Agreement; No Third-Party Beneficiaries.	52
9.8	Severability.	52
9.9	Choice of Law/Consent to Jurisdiction.	52
9.10	Non−Survival of Representations and Warranties.	53
9.11	Counterparts.	53
9.12	Disclosure Schedule and SEC Reports References.	53

EXHIBITS

1.            Form of Key Employee Agreement
2.            Net Working Capital

SCHEDULES

1.            Key Employees
2.            Company Disclosure Schedule
3.            Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated February 26, 2012, is by and among Remark Media, Inc., a Delaware corporation (“Parent”), Remark Florida, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Banks.com, Inc., a Florida corporation (the “Company”).

WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transaction”), in accordance with the Florida Business Corporations Act (the “FBCA”), whereby each issued and outstanding share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), not owned directly or indirectly by Parent, Merger Sub or the Company (other than Dissenting Shares) will be converted into the right to receive a portion of the Common Stock Consideration and a portion the Fractional Share Consideration, as applicable, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the holder (the “Preferred Holder”) of issued and outstanding shares of preferred stock of the Company, par value $0.001 per share (the “Company Preferred Stock”) shall exchange such stock in the Merger for cash and the right to receive a portion of the Common Stock Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, (i) approved the Transactions, including the Merger, and (ii) determined, subject to the terms of this Agreement, to recommend that the Company Stockholders adopt and approve this Agreement and approve the Merger;

WHEREAS, as a condition and inducement for the parties’ willingness to enter into this Agreement, each of the employees of Company listed on Schedule 1 attached hereto (each, a “Key Employee”) is executing and delivering to Parent an employment agreement with Parent together with Parent’s standard employee invention assignment and confidentiality agreement, in the form attached hereto as Exhibit 1, in each case at or immediately prior to the Closing (each, a “Key Employee Agreement”), which Key Employee Agreements shall be effective at the Effective Time.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and to prescribe certain conditions with respect to the consummation of the Transaction;

WHEREAS, the Board of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the Transaction, including the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

The Merger

1.1           The Merger.

(a)          Subject to the terms and conditions of this Agreement, and in accordance with the FBCA, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which

(i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall be governed by the FBCA and (iii) the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth in the FBCA.

(b)          At the Effective Time and by virtue of the Merger, the articles of incorporation of the Surviving Corporation shall be amended and restated to read the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that as of the Effective Time the articles of incorporation shall provide that the name of the Surviving Corporation is “Banks.com, Inc.,” and as so amended shall be the amended and restated articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, by the certificate of incorporation of the Surviving Corporation or by applicable Law.

1.2           Effective Time.

Parent, Merger Sub and the Company shall cause the articles of merger or other appropriate documents to be duly executed and filed in accordance with the FBCA (the “Articles of Merger”) and at the Effective Time (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Florida, and shall make all other filings or recordings required under the FBCA.  The Merger shall become effective at the time the Articles of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Florida or such later date and time as is agreed upon by the parties and specified in the Articles of Merger, such date and time hereinafter referred to as the “Effective Time.”

1.3           Closing.

Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Standard Time, as promptly as possible, but in any event no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Morris, Manning & Martin, LLP, 3343 Peachtree Road, N.E., 1600 Atlanta Financial Center, Atlanta, Georgia  30326, on the Closing Date, unless another time, date or place is agreed to in writing by Parent and the Company.

1.4           Directors and Officers of the Surviving Corporation.

The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and applicable Laws.

ARTICLE II

Merger Consideration; Conversion of Stock

2.1           Conversion of Company Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a)          Capital Stock of Merger Sub.  Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.001 per share, with the same rights, powers and preferences as the shares so converted and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

(b)          Cancellation of Parent-Owned, Merger Sub-Owned and Company-Owned Company Common Stock and Company Preferred Stock.  Each issued and outstanding share of Company Common Stock or Company Preferred Stock that is owned by Parent, Merger Sub or the Company, or by any wholly-owned direct or indirect Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)          Conversion of Capital Stock.

(i)           Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall automatically be converted into the right to receive Parent Common Stock in an amount equal to such holder’s Pro Rata Portion, if any, of the Common Stock Consideration less the Common Stock Consideration issuable pursuant to Section 2.1(c)(ii), (e) and (f), as adjusted pursuant to this Agreement, provided, however, that no fractional share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent such holder’s portion of the Fractional Share Amount (in the aggregate, all such amounts being less than or equal to the Fractional Share Cap).  If the aggregate payments in lieu of fractional shares would otherwise exceed the Fractional Share Cap, the amount paid for each fractional share shall be reduced ratably such that the Fractional Share Cap is not exceeded.  As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry shares (“Book-Entry Shares”) representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares, except, in all cases, the right to receive (other than with respect to Excluded Shares and Dissenting Shares) the Common Stock Consideration and Fractional Share Consideration (if applicable), without interest, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.3.  The right of any holder of any share of Company Common Stock to receive the Common Stock Consideration or Fractional Share Consideration (if applicable) shall be subject to and reduced by the amount of any withholding that is required under applicable Law relating to Taxes.

(ii)           Company Preferred Stock.  All shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive (A) cash in the aggregate amount of Three Hundred Thousand Dollars ($300,000.00) (the“Preferred Cash Consideration”), to be paid in accordance with Section 2.2 hereof; and (B) Parent Common Stock in an amount equal to the Preferred Stock Percentage multiplied by the Common Stock Consideration, as adjusted pursuant to this Agreement, and any accrued and unpaid dividends payable thereon shall be deemed satisfied and paid; provided, however, that no fractional share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent such holder’s portion of the Fractional Share Amount (in the aggregate, all such amounts being less than or equal to the Fractional Share Cap).  If the aggregate payments in lieu of fractional shares would otherwise exceed the Fractional Share Cap, the amount paid for each fractional share shall be reduced ratably such that the Fractional Share Cap is not exceeded.  As of the Effective Time, all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Shares representing any such shares of Company Preferred Stock shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Common Stock Consideration and Fractional Share

Consideration (if applicable), without interest, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.3.  The right of any holder of any share of Company Preferred Stock to receive the Common Stock Consideration or Fractional Share Consideration (if applicable) shall be subject to and reduced by the amount of any withholding that is required under applicable Law relating to Taxes.

(d)          Company Stock Options.  The Company shall take all requisite action so that at the Effective Time, Parent shall assume no Company Stock Options and each outstanding qualified or nonqualified option to purchase shares of Company Common Stock (“Company Stock Options”) under any employee equity incentive plan or arrangement of the Company (“Company Equity Incentive Plans”) that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically be cancelled.

(e)          Warrants.  At the Effective Time, by virtue of the Merger and without any action on the part of any party, the warrant for the purchase of 2,083,333 shares of Company Common Stock (the “Exchanged Warrant”) shall be cancelled, exchanged for and converted into the right to receive such number of shares of Parent Common Stock as is equal to the Warrant Percentage multiplied by the Common Stock Consideration, as adjusted pursuant to this Agreement, provided, however, that no fractional share of Parent Common Stock will be issued in the Merger, but in lieu thereof, the holder of such warrant, who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder), shall be entitled to receive from Parent such holder’s portion of the Fractional Share Amount (in the aggregate, all such amounts being less than or equal to the Fractional Share Cap).  If the aggregate payments in lieu of fractional shares would otherwise exceed the Fractional Share Cap, the amount paid for each fractional share shall be reduced ratably such that the Fractional Share Cap is not exceeded.   At the Effective Time, Parent shall assume no Company Warrants and each outstanding warrant to purchase shares of Company Common Stock (the “Company Warrants”) other than the Exchanged Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time, shall automatically be cancelled.

(f)          Company Note; Other Company Securities and Company Subsidiary Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of any party, the Original Company Note shall be cancelled, exchanged for and converted into (A) the Company Note; and (B) the right to receive such number of shares of Parent Common Stock as is equal to the Note Percentage multiplied by the ommon Stock Consideration, as adjusted pursuant to this Agreement, provided, however, that no fractional share of Parent Common Stock will be issued in the Merger, but in lieu thereof, the holder of such warrant, who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder), shall be entitled to receive from Parent such holder’s portion of the Fractional Share Amount (in the aggregate, all such amounts being less than or equal to the Fractional Share Cap).  If the aggregate payments in lieu of fractional shares would otherwise exceed the Fractional Share Cap, the amount paid for each fractional share shall be reduced ratably such that the Fractional Share Cap is not exceeded.  Without limiting the foregoing Sections 2.1(c) through 2.1(e), at the Effective Time, Parent shall assume no other Company Securities or Company Subsidiary Securities (if any) other than the Company Note (collectively, the “Other Company Securities”), and all such Other Company Securities shall automatically be cancelled and, for the avoidance of doubt, should any Other Company Security be exercised to acquire shares of Company Common Stock prior to the Effective Time (whether or not contingent upon the Closing), such Other Company Security shall not be subject to this Section 2.1(f), but shall instead be deemed shares of Company Common Stock and governed by Section 2.1(c).

(g)          Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall change into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the allocation of the Common Stock Consideration shall be appropriately adjusted.

(h)          Company Actions.  Prior to the Effective Time, the Company shall take such actions, if any, as are necessary to give effect to the transactions contemplated by this Section 2.1.

2.2           Cash Consideration for Shares of Company Preferred Stock.

Within one (1) Business Day following the Closing, the Parent shall pay, or cause the Surviving Corporation to pay the Preferred Cash Consideration to the Preferred Holder in accordance with the wire transfer instructions provided by the Preferred Holder two days prior to Closing, provided that the Articles of Merger effecting the transactions contemplated hereby shall not be filed with the Secretary of State of Florida until the Preferred Holder shall have received a federal reference number from Parent evidencing the wire transfer of the Preferred Cash Consideration in accordance with the wire transfer instructions provided by such Preferred Holder.

2.3           Disposition of Certificates and Book-Entry Shares.

(a)          Deposits to Exchange Agent and the Company.  Prior to the Effective Time, Parent shall appoint a bank or trust company (reasonably acceptable to the Company) to act as Exchange Agent (the “Exchange Agent”) and enter into an agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the payment of the Common Stock Consideration and the Fractional Share Consideration in exchange for all Certificates or Book-Entry Shares representing all shares of Company Common Stock.  At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for payment in accordance with Section 2.1, the Common Stock Consideration and the Fractional Share Consideration, (collectively, the “Payment Fund”) in exchange for all Certificates or Book-Entry Shares representing all shares of Company Common Stock.  The Exchange Agent shall make payments out of the Payment Fund in accordance with this Agreement and the Exchange Agent Agreement, and shall not be used for any other purpose.

(b)          Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Stock or Company Preferred Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Company Common Stock, except as otherwise provided for herein.  On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Common Stock Consideration or Fractional Share Consideration, as applicable.

(c)          As soon as practicable after the Effective Time (but not more than three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates or Book-Entry Shares that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) (I) a Letter of Transmittal, in a form reasonably satisfactory to the parties hereto (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass to the Exchange Agent, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify and (II) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration to which the holder thereof is entitled.  Upon surrender of any Certificate or Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of Parent Common Stock and cash in an amount equal to the Fractional Share Amount (if applicable) in respect of the shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares pursuant to the provisions of this Article II, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (or an “agent’s message” or such other evidence, if any, of transfer as the Exchange Agent may reasonably request with respect to Book-Entry Shares) and the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(d)          Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of the Common Stock Consideration and Fractional Shares Consideration, as applicable.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e)          No Liability.  None of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Common Stock Consideration or Fractional Share Consideration, as applicable, from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably require, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(h)          All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock and Company Preferred Stock formerly represented by such Certificate or Book-Entry Shares.  After the Effective Time, there shall be no further registration of transfers of shares of Company Stock.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with, the procedures set forth in this Article II.

2.4           Withholding Rights.

Notwithstanding any provisions contained herein to the contrary each of the Surviving Corporation, Parent or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law relating to Taxes.  To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent.

2.5           Appraisal Rights.

Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares under Section 607.1302 et seq. of the FBCA (the “Appraisal Rights”, and such shares referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s Appraisal Rights) shall not be converted into the right to receive the Common Stock Consideration or Fractional Share Consideration, as applicable.  Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the FBCA; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights, then the right of such holder to be paid such consideration as is determined to be due pursuant to Section 607.1302 et seq. of the FBCA shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the applicable Common Stock Consideration or Fractional Share Consideration, without interest.  The Company shall provide Parent (a) prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to the FBCA that relate to such demand, and (b) Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands and the exercise of Appraisal Rights under applicable Law.  Except with the prior written consent of Parent, or to the extent required by applicable Law, the Company shall not take any action with respect to such demands (including making any payment with respect to, or offering to settle or settling or approving any withdrawal of, any such demands).

2.6           Tax and Accounting Consequences.

The parties hereby adopt this Agreement as a "plan of reorganization" under Treasury Regulations Section 1.368-2(g) and 1.368-3(a).  The parties intend for the transactions contemplated under this Agreement will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of, the Merger.  Parent and the Company shall cooperate in causing the Merger to qualify as a tax-free reorganization under Code Section 368(a) and shall treat the Merger as such a reorganization for all Tax purposes, including the reporting of the Merger as qualifying as such a reorganization on all relevant federal, state, local and foreign Tax Returns. The parties covenant and agree that they each shall not take any action that reasonably could be expected to jeopardize the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and the parties shall not take any position on any Tax Return or in any proceeding relating to the Tax consequences of the Merger inconsistent with this Section 2.7.  Parent and the Company each agree that in the event such party becomes aware of any such fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code, it will promptly notify the other party in writing.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the disclosure schedule delivered at or prior to the execution hereof to Parent and Merger Sub (the “Company

Disclosure Schedule”) or in any Company SEC Report filed after January 1, 2011 and before the date of this Agreement, the following statements are true and correct.

3.1           Existence; Good Standing; Authority; Compliance with Law.

(a)          The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          Each of the entities listed in Section 3.1(b) of the Company Disclosure Schedule (each, a “Company Subsidiary”, and collectively, the “Company Subsidiaries”) is a corporation, limited liability company or other entity duly incorporated or organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization.  All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable.  Section 3.1(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary.  Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  Each Company Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.  The Company has no Subsidiaries other than the Company Subsidiaries.

(c)          The Company and each Company Subsidiary is, and since January 1, 2009 has been, in compliance with, and to the Company’s Knowledge, is not under any investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law (other than applicable continued listing rules of NYSE Amex Equities), except for failure to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or has received any written notice that the Company or any of the Company Subsidiaries is in violation of any Law to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would have a Company Material Adverse Effect.  The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable Law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Company Material Adverse Effect.

(d)          The Company has previously provided or made available to Parent true and complete copies of the articles of incorporation and bylaws and the other charter documents, articles of incorporation, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries as in effect on the date of this Agreement.

3.2           Authorization, Takeover Laws, Validity and Effect of Agreements.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby and perform its obligations hereunder.  Subject to obtaining the Company Stockholder Approval, The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company.  In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement and the Transaction.  This Agreement, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(b)          The Company Board, at a meeting duly called and held (i) determined that this Agreement and the Transaction are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transaction and (iii) resolved, subject to Section 6.5, to recommend approval and adoption of this Agreement by its stockholders (collectively, the “Company Recommendation”).

(c)          The affirmative vote or consent of Company Stockholders holding at least a majority of the outstanding shares of Company Stock, voting together in a single class, plus the affirmative vote or consent of holders of at least 75% of the outstanding shares of Company Preferred Stock, are the only votes of the holders of any class or series of Company Stock necessary to approve and adopt this Agreement and approve the Merger (such affirmative vote, whether at a meeting of Company Stockholders, however called, or in connection with any written consent of Company Stockholders, shall herein be referred to as the “Company Stockholder Approval”).

3.3           Capitalization.

(a)           The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock, of which 3,000,000 shares of Company Preferred Stock are designated as Series C Preferred Stock.  As of February 15, 2012 (i) 26,003,009 shares of Company Common Stock were issued and outstanding, (ii) 3,000,000 shares of Company Preferred Stock were issued and outstanding, (iii) 901,250 shares of Company Common Stock (subject to adjustment on the terms set forth in the Company Equity Incentive Plans) were authorized and reserved for issuance upon exercise of Company Stock Options outstanding and held by employees and members of the Company’s and Company Subsidiaries’ board of directors under the Company Equity Incentive Plans, 737,187 of which were vested, (iv) 2,083,333 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants; and (v) 3,281,250 shares of Company Common Stock were reserved for conversion of the Company Convertible Notes.  As of the date of this Agreement, the Company had no shares of Company Common Stock or Company Preferred Stock issued or reserved for issuance other than as described above.  All such issued and outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to any Company Incentive Equity Plan or similar arrangement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with all applicable U.S. securities laws (other than notice filings required in connection with securities issued in transactions exempt from registration pursuant to Regulation D or Rule 701 of the Securities Act).

(b)           Other than the Company Convertible Notes, the Company has no outstanding bonds, debentures or notes the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)           Section 3.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of Company Warrants and Company Stock Options, including the name of the Persons to whom such Company Stock Options, and Company Warrants have been granted, the number of shares subject to each

Company Stock Option and Company Warrant, the per share exercise price for each Company Stock Option and Company Warrant, and the portion of each Company Stock Option and Company Warrant that is currently exercisable.  Except for the Company Stock Options (all of which have been issued under the Company Equity Incentive Plans), the Company Warrants, or as set forth on Section 3.3(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock of the Company.

(d)           Section 3.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested stock awards outstanding under the Company Equity Incentive Plans, including the name of the Person to whom such unvested stock awards have been granted and the number of shares subject thereto.  Neither the Company nor any Company Subsidiary has issued any “phantom” stock, stock appreciation rights, performance units, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company or any Company Subsidiary.

(e)           There are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares, and, to the Company’s Knowledge there are no third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(f)           Except as set forth on Section 3.3(f) of the Company Disclosure Schedule or as specifically contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary (other than in satisfaction of withholding tax obligations pursuant to certain awards outstanding under the Company Equity Incentive Plans in the event the grantees fail to satisfy withholding tax obligations).

3.4           Subsidiaries.
Except as set forth on Section 3.4 of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims, or other encumbrances on title (including any restriction on the right to vote, sell or otherwise dispose of such shares or other equity interests) (“Encumbrances”).

3.5           Other Interests.
Section 3.5 of the Company Disclosure Schedule sets forth all interests and investments (whether equity or debt) in any Person owned directly or indirectly by the Company or any Company Subsidiary, other than investments in short-term investment securities, equity interests in Company Subsidiaries and intercompany receivables owing by and to wholly owned Company Subsidiaries or by wholly owned Company Subsidiaries to the Company.

3.6           Consents and Approvals; No Violations.
Assuming receipt of the Company Stockholder Approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, and except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (i) the Exchange Act, the Securities Act and any other applicable federal securities, takeover, state securities or state “blue sky” laws, and (ii) compliance with any applicable requirements of OTC QB Markets or Nasdaq, (b) the filing of the Articles of Merger with the Secretary of State of Florida and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (c) as contemplated in Section 6.3, or (d) those items set forth in Section 3.6 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transaction or compliance by the Company with any of the provisions hereof will (A) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (B) require any filing by the Company with, notice to, or permit, authorization, consent or approval of, any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof (each, a “Governmental Entity”), (C) result in a violation or breach by the Company of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract or any license, franchise, permit, certificate, approval or other similar authorization affecting or relating in any way to, the assets or business of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, (D) violate any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code rule, regulation, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding on or applicable to the Company or any Company Subsidiary or any of its properties or assets (collectively, “Law” or “Laws”), or (E) result in the creation or imposition of any Encumbrance on any asset of the Company or any Company Subsidiary, excluding from the foregoing clauses (B), (C), (D) and (E) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (I) prevent or materially delay consummation of the Merger, (II) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or (III) have a Company Material Adverse Effect.

3.7           SEC Reports.

(a)           The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2009 (together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, an “SEC Report”, and collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”).  As of their respective dates (or, if amended prior to the date of this Agreement, as of the respective dates of such amendments), the Company SEC Reports (i) complied, and each Company SEC Report filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not, and each Company SEC Report filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect.

(b)           Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).

(c)           Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act).

(d)           There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)           Except with respect to certain continued listing requirements of NYSE Amex Equities, since January 30, 2009, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE Amex Equities and the OTC QB Market, as applicable.

(f)           Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, NYSE Amex Equities, and the OTC QB Market, as applicable.

3.8           Litigation.
Except as otherwise provided in Schedule 3.8 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, or, to the Company’s Knowledge, any present officer, director or employee of the Company or any Company Subsidiary (in each case, for whom the Company or any Company Subsidiary, or any of their respective properties may be obligated) and neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity, which would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

3.9           Absence of Certain Changes.
From February 28, 2011 through the date hereof, except for actions leading to the execution of this Agreement or taken pursuant hereto, and except as set forth on Section 3.9 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, and there has not been:

(a)           a Company Material Adverse Effect or any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)           any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP;

(c)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company or any Company Subsidiary of any Company Securities or any Company Subsidiary Securities (other than in connection with the forfeiture or exercise of equity based awards, options and restricted stock in the Company or any Subsidiary in either case, in accordance with existing agreements or terms);

(d)           any amendment of any material term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e)           any creation, incurrence, assumption or guarantee by the Company or any Company Subsidiary of any Indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(f)           any cancellation of any inbound licenses, inbound sublicenses, franchises, permits or inbound agreements to which the Company or any Company Subsidiary is a party, or any written notification to the Company or any Company Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has neither had nor could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(g)           any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(h)           (i) with respect to any director, officer or employee of the Company or any Company Subsidiary whose annual total compensation exceeds $50,000, (A) any grant of any new or any increase of any severance or termination pay (or any amendment to any existing severance pay or termination arrangement) or (B) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any increase in benefits payable under any existing severance or termination pay policies, except as provided for in such policies, (iii) any establishment, adoption or amendment (except as required by applicable Law) to any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Company Subsidiary, except for increases in the ordinary course of business consistent with past practice; or

(i)           any material Tax election made or changed, any material annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

3.10           Taxes.
Each of the Company and the Company Subsidiaries (a) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (b) has paid (or had paid on their behalf) all Taxes shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect.  The most recent financial statements contained in the Company SEC Reports reflect, to the Company’s Knowledge, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all Tax accounting periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.  True, correct and complete (in all material respects) copies of all federal, state and local Tax Returns for the Company and each Company Subsidiary with respect to the Taxable years commencing on or after January 1, 2008 have been delivered or made available to representatives of Parent.  To the Company’s Knowledge, no deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

3.11           Properties.

(a)           Neither the Company nor any Company Subsidiary owns any real estate.  Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list of each material lease pursuant to which the Company or any Company Subsidiary is a lessee (collectively, the “Leases”).  The Company has made available to Parent correct and complete copies of all Leases, including all material amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof.  Neither the Company nor any Company Subsidiary, on the one hand, nor, to the Company’s Knowledge, any other party, on the other hand, is in monetary default under any Lease, except for defaults that would not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet, or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, subject to no Encumbrances.

(c)           To the Company’s Knowledge, the tangible personal property and assets of the Company used in the Company’s business as currently conducted are free from defects and in good operating condition and repair (subject to normal wear and tear).

3.12           Environmental Matters.
Except as set forth in any environmental report set forth in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice (a) of any administrative or judicial enforcement proceeding by any Governmental Entity pending, or to the Company’s Knowledge threatened, against the Company or any Company Subsidiary under any Environmental Law or (b) that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location; and, to the Company’s Knowledge, there has not been any release on the real property leased by the Company or any Company Subsidiary of Hazardous Materials that would be reasonably likely to result in a requirement under any Environmental Laws to perform a response action or result in liability under the Environmental Laws that would have a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are, and since January 1, 2009 have been, in compliance with all Environmental Laws.

3.13           Employee Benefit Plans.

(a)           Section 3.13(a) of the Company Disclosure Schedule sets forth a list of every employee benefit plan, within the meaning of ERISA Section 3(3), each loan to an employee and each plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such, and any stop-loss insurance policies issued in connection with such self-insured arrangements), workers’ compensation benefits, vacation and/or paid time off benefits, severance benefits, retention, disability benefits, death benefits, hospitalization benefits, medical benefits, dental benefits, vision care benefits, relocation benefits, cafeteria benefits, child-dependent care benefits, sabbatical, retirement benefits, non-qualified deferred compensation, pension, profit-sharing, stock bonus, bonuses, sales commission, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is currently in effect or which has been in effect at any time during or after 2003, and which is sponsored, maintained or contributed to by the Company or any ERISA Affiliate or which covers any current or former employee, consultant or director of the Company or any ERISA Affiliate (such plan, programs and arrangements, herein denominated the "Employee Programs").  With respect to each Employee Program that is intended to qualify under Section 401(a) of the Code, the Company or an ERISA Affiliate (i) has received a favorable advisory, determination, notification or opinion letter, as applicable, from the IRS that such Employee Program satisfied the requirements of all applicable Laws (a copy of which letter(s) have been delivered to Parent), and to the Company Knowledge, no event has occurred and no condition exists that would reasonably be expected to result in the loss of tax-qualified status of such Employee Program, (ii) has applied timely to the IRS for such letter or has a remaining period of time to apply for such letter, or (iii) relies on a favorable IRS opinion letter or advisory letter issued to the master and prototype or volume submitter plan sponsor of such Employee Program in accordance with IRS guidance for reliance on such opinion or advisory letters.

(b)           With respect to each Employee Program, the Company has made available to Parent (if applicable to such Employee Program):  (i) all material documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, plan documents, adoption agreements, and amendments and restatements thereto executed since the inception of such Employee Program and any resolutions thereto executed in connection with such documents, trust agreements, financial statements, vendor contracts, employee booklets, and other authorizing documents, and any material employee communications relating thereto); (ii) the most recent IRS determination letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500 (including all attachments, schedules, financial statements and accountant’ opinions attached thereto); (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

(c)           Each Employee Program has been administered, in all material respects, in accordance with the requirements of applicable Law, including, without limitation, ERISA and the Code, and is being administered and operated, in all material respects, in accordance with its terms.  No Employee Program (i) is or has ever been subject to Title IV of ERISA or is or has ever been a multiemployer plan, within the meaning of ERISA Section 3(37), (ii) is or has ever been a multiple employer plan within the meaning of ERISA Section 413(c), (iii) is or has ever been a multiple employer welfare arrangement within the meaning of ERISA Section 3(40), or (iv) is or has ever been a funded welfare plan within the meaning of Section 419 of the Code, or is or has ever been funded through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).  Each Employee Program can be amended, terminated or otherwise discontinued at any time prior to the Effective Time in accordance with its terms, without liability to Parent and/or the Merger Sub (other than ordinary administrative expenses typically incurred in a termination event).  No Employee Program will be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of such type of Employee Program.

(d)           Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Effective Time.

(e)           Neither the Company, an ERISA Affiliate or any Person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975(a) of the Code.  No Employee Program has engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(f)           No liability, action, litigation or material claim has been made, commenced or, to the Company's Knowledge, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business and proceedings with respect to qualified domestic relations orders).  No suit, administrative proceeding, action or other litigation has been brought, or to the Company’s Knowledge, has been threatened, against or with respect to any Employee Program, including any audit or inquiry by the IRS or United States Department of Labor.

(g)           Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, no Employee Program provides for medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation laws) to any current or future retiree or former employee.

(h)           To the Company’s Knowledge, contributions due from the Company or any ERISA Affiliate with respect to any of the Employee Programs have been timely made under the terms of the applicable Employee Program, ERISA, the Code and any other applicable Law, or there is a period of time remaining for such contributions to be timely made.

(i)           There has been no termination or partial termination of any Employee Program within the meaning of Section 411(d)(3) of the Code (other than as contemplated elsewhere under this Agreement).

(j)           There is no Employee Program that would subject any individual to taxation under Section 409A of the Code.  Any Employee Program that is subject to the requirements of Section 409A of the Code meets such requirements in both form and operation.

(k)           Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transaction (alone or in conjunction with any other event) will not (i) constitute a stated triggering event under any Employee Program that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any ERISA Affiliate to any current or former officer, employee, director or consultant (or dependents of such Persons), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or any ERISA Affiliate, (iii) require the Company or any ERISA Affiliate to make a larger contribution to, or pay greater benefits or provide other rights under, any Employee Program than it would otherwise would, or (iv) create or give rise to any additional vested rights or service credits under any Employee Program.

(l)           No payment to any individual with respect to the transaction contemplated by this Agreement would result in an excise tax being imposed under Section 4999 of the Code, and no payment made by the Company or any ERISA Affiliate to any employee or other provider of services would not be deductible by reason of Section 280G of the Code.

(m)           Neither the Company nor any ERISA Affiliate has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Employee Programs, or to make any amendments to any of the Employee Programs.  The Company or an ERISA Affiliate has reserved all rights necessary to amend or terminate each of the Employee Programs without the consent of any other Person.

(n)           Neither the Company nor any ERISA Affiliate of the Company is subject to any tax under Chapter 43 of the Code for any period prior to the Effective Time.

(o)           With respect to each International Employee Program:  (i) each International Employee Program is in compliance with the applicable provisions of the Laws regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such International Employee Program is maintained, to the extent those Laws are applicable to such International Employee Program; (ii) each International Employee Program has been administered, at all times and in all material respects, in accordance with its terms; (iii) to the Company’s Knowledge, there are no pending investigations by any Governmental Entity involving any International Employee Program, and there are no pending claims (except for claims for benefits payable in the normal operation of the International Employee Programs), suits or proceedings against any International Employee Program or asserting any rights or claims to benefits under any International Employee Program; and (iv) the Transaction will not, by itself or in conjunction with any other agreements, events or occurrences, create or otherwise result in any liability, accelerated payment or any enhanced benefits with respect to any International Employee Program.

3.14           Labor and Employment Matters.

(a)           The Company and each Company Subsidiary has materially complied with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans.  Since July 1, 2011, there has not been, and as of the date of this Agreement there is not pending or, to the Company’s Knowledge, threatened, any work stoppage or labor strike against the Company or any of the Company Subsidiaries by employees.

(b)           Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries relating to their business.  To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(c)           There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any of the Company Subsidiaries in connection with the employment relationship.

(d)           Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, as of the date of this Agreement the Company has paid in full to all employees, contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, contractors and consultants.  The Company is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).

(e)           To the Company’s knowledge, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under applicable Law.  All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state tax Laws, Laws applicable to employee benefits and all other applicable Law.

3.15           No Brokers.

Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Parent or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

3.16           Operations.

To the Knowledge of the Company, no attacks or unauthorized access to the Company’s systems by hackers have inflated the number of page views or unique visitor sessions on the Company websites. Neither the Company nor any of its Subsidiaries has taken, and to the Knowledge of the Company, no third party has taken, any steps to artificially inflate the number of page views and unique visitors for the Company websites.

3.17           Material Contracts.

(a)           Section 3.17(a) of the Company Disclosure Schedule lists each Contract to which the Company or any Company Subsidiary is a party to or bound by, including:

(i)           any employment agreement (A) not terminable at will or upon 30 days prior notice or (B) with an employee of the Company or any Company Subsidiary who performs services primarily outside of the United States; any severance agreement with any employee; or any non-compete agreement with or binding upon any employee;

(ii)           any indenture, mortgage, note, installment obligation, agreement or other instrument relating to Indebtedness, in each case involving an aggregate principal amount of more than $10,000;

(iii)           any Contract to sell an asset or assets valued at $10,000 or more individually or $25,000 or more in the aggregate, other than such Contracts entered into in the ordinary course of business consistent with past practice;

(iv)           any partnership agreement or joint venture agreement;

(v)           any Contract (other than a customer Contract) that (A) has a remaining term, as of the date of this Agreement, of over one year in length, provides for annual payments to or from the Company or any of the Company Subsidiaries of $10,000 or more and is not terminable within one year without an early termination fee; (B) provides for aggregate payments after the date hereof to or from the Company or any of the Company Subsidiaries of $25,000 or more over the remaining term thereof; or (C) was not entered into in the ordinary course of business consistent with past practice;

(vi)           any Contract relating to the assumption or guaranty of any Indebtedness or imposing an Encumbrance on any of the assets of the Company or any of the Company Subsidiaries;

(vii)           any Contract containing covenants of the Company or any of the Company Subsidiaries (A) not to compete in any line of business or with any Person or in any geographical area or not to solicit or hire any person with respect to employment, or (B) to provide any “most favored nation” or similar provisions to any customers or potential customers or any class of customers (that is, required to give pricing to such customers or potential customers or classes of customers that is at least as good or more favorable to that offered to others for similar goods and/or services);

(viii)           any Contract providing for the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the Company Subsidiaries of any operating business or all or substantially all of the assets or the capital stock of any other Person;

(ix)           any Contract with any labor union or other representative of employees of the Company or any of the Company Subsidiaries;

(x)           any Contract relating to any Person’s rights to any Intellectual Property of the Company or any of the Company Subsidiaries (other than Contracts entered into in the ordinary course of business for commercially available “off the shelf” software licenses) and any Contract relating to the Company’s or any of the Company Subsidiaries’ licensing or acquisition of any Intellectual Property from any other Person;

(xi)           any Contract providing for indemnification by the Company or any of the Company Subsidiaries of any Person, which indemnification obligation has a duration of more than one year;

(xii)           any Contract that includes potential liability by the Company or any Company Subsidiary to any Person for other than (A) direct and actual damages not to exceed twelve months’ fees paid under that Contract, or (B) any damages other than direct and actual damages, including, without limitation, consequential, punitive, special or indirect damages, or damages otherwise based on loss of profit, business interruption or diminution of value; or

(xiii)           any customer Contract pursuant to which such customer is to pay the Company or any Company Subsidiary in excess of $25,000 in any consecutive twelve month period.

The Contracts listed on Section 3.17 of the Company Disclosure Schedule are referred to herein as the “Material Contracts.”  The Company has made available to Parent true, correct and complete copies of all Material Contracts.  Neither the Company nor any of the Company Subsidiaries has received any notice, and to the Company’s Knowledge is not aware, that any Person intends to terminate or default under any Material Contract before the end of its stated term.  Without limiting the generality of the foregoing, the Company and each of the Company Subsidiaries is and has at all times during the term of the relevant Contract been in compliance in all material respects with all service levels and other performance obligations set forth in any Contract to which it is a party.  Except as disclosed in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is party to any Contract with any Governmental Entity.  Neither the Company nor any of the Company Subsidiaries is a party to any oral agreement that is or would reasonably be expected to be material to its relationship with any customer, vendor or employee of the business of the Company, or the performance or non-performance of which would reasonably be expected to have a Company Material Adverse Effect.

(b)           Neither the Company nor any Company Subsidiary is in violation of or in default under any Material Contract to which it is a party or by which it or any of its properties or assets is bound (nor, to the Company’s Knowledge, is any other party to a Material Contract in violation or in default thereunder), except for violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect, nor will the consummation of the Merger result in any third party having any right to terminate, amend, accelerate, cancel or deprive the Company of a benefit under any Material Contract, except for such rights that, if exercised, would not, individually or in the aggregate have a Company Material Adverse Effect.  Except for breaches, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Contracts is valid and in full force and effect.

3.18           Insurance.

The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance), except to the extent the failure to maintain such insurance would not have a Company Material Adverse Effect.  There is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) if not paid would have, individually or in the aggregate, a Company Material Adverse Effect.  All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

3.19           Proxy Statement; Company Information.

The information relating to the Company and the Company Subsidiaries to be contained in the Proxy Statement (or any amendment or supplement thereto) and any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to holders of the Company Common Stock and Company Preferred Stock, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent for inclusion therein.

3.20           No Payments to Employees, Officers, Directors or Consultants.

Except as set forth in Section 3.20 of the Company Disclosure Schedule, there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated hereby, with respect to any employee, officer, director or consultant of the Company or any Company Subsidiary.

3.21           Intellectual Property.

(a)           Section 3.21(a) of the Company Disclosure Schedule sets forth a list of all patents, patent applications, registered copyrights, registered marks (including trademarks and service marks, to the extent registered) and applications to register marks, in each case that are owned by the Company or the Company Subsidiaries (collectively, the “Registered Intellectual Property”).  The Company or any Company Subsidiary is the sole and exclusive owner of the Registered Intellectual Property.  To the Company’s Knowledge, no item of material Registered Intellectual Property is being misappropriated, violated, or infringed in any manner materially adverse to the Company or any of the Company Subsidiaries by any third party.

(b)           Section 3.21(b) of the Company Disclosure Schedule sets forth a list of all unregistered trademarks, service marks and trade names that are used in the conduct of the business of the Company and its Subsidiaries (“Unregistered Marks”).  The Company and the Company Subsidiaries have all Intellectual Property Rights necessary to use the Unregistered Marks in the business of the Company and its Subsidiaries.  To the Company’s Knowledge, no Unregistered Marks are being misappropriated, violated, or infringed in any manner materially adverse to the Company or any of the Company Subsidiaries by any third party.

(c)           Section 3.21(c) of the Company Disclosure Schedule sets forth a list of all domain names owned or used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries (“Domain Names”).  To the Company’s Knowledge, all Domain Names are currently properly registered with the appropriate registration authorities, all registration fees for the Domain Names are fully paid and current, and no claims are pending or, to the Company’s Knowledge, threatened, that would or might affect the Company’s or its Subsidiaries’ continued use and ownership of the Domain Names.

(d)           (i) The Company and Company Subsidiaries own or have a valid and enforceable right or license to all material Intellectual Property and all Intellectual Property Rights therein used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”), (ii) no claims are pending or, to the Company’s Knowledge, threatened, alleging that the Company or any of the Company Subsidiaries is or was violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property Rights and to the Company’s Knowledge neither the Company nor any Company Subsidiary has received any notices regarding the foregoing, and (iii) to the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe, the Intellectual Property Rights of any other Person.

(e)           The Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Encumbrances.  There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or, to the Company’s Knowledge, Licensed Intellectual Property Rights or Intellectual Property Right Licenses.  To the Company’s Knowledge, no Person has violated or infringed any Owned Intellectual Property Rights.  None of the Owned

Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the Company’s Knowledge, all such Owned Intellectual Property Rights are valid and enforceable.

(f)           The Company and its Subsidiaries have taken actions commensurate with industry standards to maintain and protect all registrations and applications for registration included in the Owned Intellectual Property Rights, including, without limitation, the payment of all applicable fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information.  Documentation evidencing the complete chain of title with respect to each registration or application for registration included in the Owned Intellectual Property Rights has been properly recorded with each applicable governmental authority.

(g)           To the Company’s Knowledge, neither the Company and nor its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person.  There is no claim, action, suit, investigation or proceeding pending against, or, to the Company’s Knowledge, threatened against or affecting, the Company or any of its Subsidiaries relating to any Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights therein.

(h)           The Company and its Subsidiaries are in material compliance with all Intellectual Property Right Licenses, including, without limitation, all Intellectual Property Right Licenses to all Open Source Software.  Section 3.21(h) of the Company Disclosure Schedule sets forth a list of all Restricted Open Source Software used or distributed by the Company or any Company Subsidiary.  All Restricted Open Source Software used or distributed by the Company or any Company Subsidiaries is used in a manner that does not require the Restricted Open Source Software to be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivatives; or (iii) redistributable at no charge.

(i)           The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Owned Intellectual Property Rights and Licensed Intellectual Property Rights (i) that are material to the business or operation of the Company or any of its Subsidiaries and the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof or (ii) that Company or any Company Subsidiary is required by contract to keep confidential.  No such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by confidentiality obligations.

(j)           Each employee, consultant and contractor engaged in research or product or software development for the Company or any of its Subsidiaries has executed a written agreement assigning or is otherwise required to assign to the Company or its applicable Subsidiary all right title and interest in and to any works of authorship or other Intellectual Property Rights developed, created or reduced to practice during the course of their engagement with the Company or such Subsidiary.

(k)           Except as set forth in Section 3.21(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted to any other Person any current or contingent right to any source code included in the Owned Intellectual Property Rights.

(l)           It is the practice of the Company and its Subsidiaries to scan with commercially available virus scan software all software used in the business of the Company and its Subsidiaries that are capable of being scanned for viruses.  To the Company’s Knowledge, none of the software included in the Owned Intellectual Property Rights or that is distributed by the Company or any of its Subsidiaries or that is used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted contains any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware.  To the Company’s Knowledge, none of the software included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights and that is used in the business of the Company and its Subsidiaries as currently conducted contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person.

3.22           Transactions with Affiliates, Stockholders, Officers, Directors and Others.
Except as set forth in Section 3.22 of the Company Disclosure Schedule or as contemplated by this Agreement, no officer, director, stockholder, shareholder, member, consultant or employee of the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity of which any such Person or individual owns any beneficial interest, is a party to any contract, agreement or transaction with the Company or any of the Company Subsidiaries, has any material interest in any property used by the Company or any Company Subsidiary (including any Intellectual Property of the Company) or, to the Company’s Knowledge, (a) has any claim or cause of action against the Company or any of the Subsidiaries or (b) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of the Company Subsidiaries.  No Affiliate of the Company has any material interest in any real property used by the Company or any of the Company Subsidiaries.

3.23           Anti-Bribery.
The Company and the Company Subsidiaries are in compliance with the anti-corruption and bribery Laws to which the Company and the Company Subsidiaries are subject in the jurisdictions in which the Company and the Company Subsidiaries are operating (collectively, the “Anti-Bribery Laws”).  Neither the Company nor any of the Company Subsidiaries has received any written communication that alleges that the Company, a Company Subsidiary or any agent thereof is, or may be, in violation of, or has, or may have, any liability under, the Anti-Bribery Laws.

3.24           Suppliers.

The existing suppliers of the Company are adequate for the operation of the Company in the ordinary course of business as presently conducted. Since January 1, 2011 and through the date hereof, and except as would not have a Company Material Adverse Effect, (a) the Company has not received any written notice or threat of any change in relations with any of the major suppliers of the Company, and (b) the Company has not received from any of the major suppliers of the Company any written notice of termination or material alteration of any contract or business relationship governed thereby and no notice of termination, violation or amendment has been received by the Company or any of the Company Subsidiaries.

3.25           Customers.

Except as set forth in Section 3.26 of the Disclosure Schedule, since January 1, 2011, (a) the Company and the Company Subsidiaries have not received written or, to the Company’s Knowledge, oral notice that any Customer intends to cancel or terminate its agreement with the Company or the Company Subsidiaries and (b) the Company and the Company Subsidiaries have not received any written or, to the Company’s Knowledge, oral notice that any Customer intends to materially reduce its purchases of services from the Company or the Company Subsidiaries.

3.26           Indebtedness.

Neither the Company nor any of the Company Subsidiaries has any Indebtedness, other than (a) that identified in Section 3.26 of the Company Disclosure Schedule, and (b) trade payables on ordinary trade terms incurred in the ordinary course of business consistent with past practice.

3.27           Export Control Laws.
The Company and the Company Subsidiaries have at all times conducted their respective export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business.

3.28           Privacy.

To the Company's Knowledge, neither the Company nor any Company Subsidiary has collected any types of Personal Information from any third parties except for the types of Personal Information described in Section 3.28 of the Company Disclosure Schedule.  The Company and Company Subsidiaries have complied in all material respects with applicable privacy and data security Laws and regulations, recognized industry standards and their respective privacy policies as are enacted or in effect on or prior to the Effective Date (collectively, "Privacy Laws").  To the Company's Knowledge, the execution, delivery and performance of this Agreement complies with all such Privacy Laws.  Except as described in Section 3.28 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (a) has received a notice, claim or demand that there has been a breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information maintained or stored by the Company or any Company Subsidiary in systems directly under their control in violation of applicable Privacy Laws (a "Material Security Breach"); (b) has received a notice, claim or demand from any users or customers of the Internet websites owned, maintained or operated by the Company or any Company Subsidiary asserting a Material Security Breach or seeking compensation for breach of a Privacy Law; or (c) has notified, or been required or obligated to notify, any users or customers of the Internet websites owned, maintained or operated by the Company or any Company Subsidiary with respect to a Material Security Breach.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that except as disclosed in the Parent Disclosure Schedule delivered at or prior to the execution hereof to the Company, or in any SEC report filed after January 1, 2011 and before the date of this Agreement, the following statements are true and correct.

4.1           Corporate Organization.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and each has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           The certificate of incorporation of each of Parent and Merger Sub is in effect, and no dissolution, revocation or forfeiture proceedings regarding Parent or Merger Sub have been commenced.

(c)           Parent has made available to the Company correct and complete copies of the certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, in each case as currently in effect.

(d)           Parent and each Parent Subsidiary is, and since January 1, 2009 has been, in compliance with, and to the Parent’s Knowledge, is not under any investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law except for failure to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any Parent Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or has received any written notice that any Parent Subsidiary is in violation of any Law to which Parent or any Parent Subsidiary or any of their properties or assets is subject, where such violation, alone or together with all other violations, would have a Parent Material Adverse Effect.  Parent and the Parent Subsidiaries have obtained all licenses, permits and other authorizations and has taken all actions required by applicable Law or governmental regulations in connection with its business as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Parent Material Adverse Effect.

4.2           Capitalization.

(a)           The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”), none of which are designated.  As of the date hereof (i) 5,422,295 shares of Parent Common Stock were issued and outstanding, (ii) no shares of  Parent Preferred Stock were issued and outstanding, (iii) 1,325,000 shares of Parent Common Stock (subject to adjustment on the terms set forth in the Parent Equity Incentive Plans) were authorized and reserved for issuance upon exercise of Parent Stock Options outstanding and held by employees and members of the Parent’s and Parent subsidiaries’ board of directors under the Company Equity Incentive Plans, and (iv) approximately 325,000 shares of Parent Common Stock were reserved for issuance upon exercise of the Parent Warrants.  As of the date of this Agreement, Parent had no shares of Parent Common Stock or Parent Preferred Stock issued or reserved for issuance other than as described above.  All such issued and outstanding shares of capital stock of the Parent are, and all shares that may be issued pursuant to any Parent Incentive Equity Plan or similar arrangement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with all applicable U.S. securities laws.   The Parent Common Stock to be delivered to the Company Stockholders pursuant to this terms of this Agreement when issued will be (x) duly authorized, validly issued, fully paid and nonassessable, (y) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Parent’s charter or organizational documents or any agreement to which Parent is a party or is otherwise bound and (z) registered under any federal, state or foreign securities laws where such registration is necessary to permit the immediate resale to the public of the Parent Common Stock.  As of the date of this Agreement, Parent had no shares of its Common Stock or its preferred Stock issued or reserved for issuance other than as described above, nor are there, except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, any voting agreements with respect to any such shares.  Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, Parent has no outstanding bonds, debentures or notes the holders of which have the right to vote (or which are convertible or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(b)           The authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, all of which are issued and outstanding and are owned by Parent.  All of the issued and outstanding shares are validly issued, fully paid and nonassessble, free and clear of all liens, and have been issued in compliance with all applicable federal, state and foreign securities laws.

4.3           SEC Reports.

(a)           Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2009 (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, as the same may have been amended, the “Parent SEC Reports”), all of which were prepared in all material respects in accordance with the “Securities Laws”.  As of their respective dates (and as of their respective amendment dates or effective dates, as applicable), the Parent SEC Reports (i) complied, and each Parent SEC Report filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not, and each Parent SEC Report filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect.

(b)           Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).

(c)           Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act).

(d)           There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.  Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)           Since January 30, 2009, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(f)           Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of the Parent as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq.

4.4           Authority Relative to this Agreement.

(a)           The Boards of Directors of each of Parent and Merger Sub have, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Transaction and taken all corporate actions required to be taken by the Boards of Directors of each Parent and Merger Sub for the consummation of the Transaction.

(b)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transaction.  Other than the adoption of this Agreement (following its execution) by Parent as the sole stockholder of Merger Sub, no further corporate proceedings on the part of Parent or Merger Sub, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, whether considered in a proceeding at law or in equity.  No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the Transaction.

4.5           Consents and Approvals; No Violations.

Except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, Nasdaq and state securities or state “blue sky” laws and (b) the filing of the Articles of Merger with the Secretaries of State of the States of Delaware and Florida, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transaction or compliance by Parent or Merger Sub with any of the provisions hereof will (A) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (B) require any filing by Parent or Merger Sub with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (C) result in a violation or breach by Parent or Merger Sub of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan note, bond, mortgage, credit agreement, reciprocal easement agreement, permit, concession, franchise, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub or any of their respective subsidiaries is a party or by which the respective properties or assets of any of the foregoing may be bound, (D) violate any Laws or (E) result in the creation or imposition of any Encumbrance on any asset of Parent or Merger Sub, excluding from the foregoing clauses (B), (C) and (D) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (I) prevent or materially delay consummation of the Merger, (II) otherwise prevent or materially delay performance by Parent or Merger Sub of its material obligations under this Agreement or (III) have a Parent Material Adverse Effect.

4.6           Ownership and Operations of Merger Sub.

Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transaction, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.7           Litigation.

Except as otherwise provided in Section 4.7 of Parent’s Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to Parent’s Knowledge, threatened against Parent or any of the Parent Subsidiaries, or, to the Parent’s Knowledge, any present officer, director or employee of Parent or any Parent Subsidiary (in each case, for whom Parent or any of its properties may be obligated) and neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity, which would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by Parent of any of its material obligations under this Agreement or (iii) have a Parent Material Adverse Effect.

4.8           Information in the Proxy Statement.

The information relating to Parent and Merger Sub to be contained in the Joint Proxy Statement/Prospectus and the Form S-4 (or any amendment thereof or supplement thereto) and any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to holders of the Company Common Stock and Company Preferred Stock, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Parent or Merger Sub with respect to the information supplied by the Company for inclusion therein.

4.9           Brokers.

Neither Parent nor Merger Sub has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or the Company or any Company Subsidiary to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, other than as set forth in Section 4.9 of the Parent Disclosure Schedule.

4.10           Subsidiaries.
Except as set forth on Section 4.10 of the Parent Disclosure Schedule, all issued and outstanding shares or other equity interests of each Subsidiary of Parent are owned directly or indirectly by Parent free and clear of all liens, pledges, security interests, claims, or other encumbrances on title (including any restriction on the right to vote, sell or otherwise dispose of such shares or other equity interests) (“Parent Encumbrances”).

4.11           Other Interests.
Section 4.11 of the Parent Disclosure Schedule sets forth all interests and investments (whether equity or debt) in any Person owned directly or indirectly by Parent or any of its

Subsidiaries, other than investments in short-term investment securities, equity interests in Subsidiaries of Parent and intercompany receivables owing by and to wholly owned Subsidiaries of Parent or by wholly owned Subsidiaries of Parent to the Parent.

4.12           Taxes.
Parent and Parent’s Subsidiaries (a) have timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (b) have paid (or had paid on their behalf) all Taxes shown on such Tax Returns as required to be paid by them, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Parent Material Adverse Effect.  The most recent financial statements contained in the Parent SEC Reports reflect, to Parent’s knowledge, an adequate reserve for all Taxes payable by Parent and Parent’s Subsidiaries for all Tax accounting periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.  True, correct and complete (in all material respects) copies of all federal, state and local Tax Returns for Parent and Parent’s Subsidiaries with respect to the Taxable years commencing on or after January 1, 2008 have been delivered or made available to representatives of the Company.  To Parent’s knowledge, no deficiencies for any Taxes have been asserted or assessed in writing against Parent and Parent’s Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

4.13           Properties.

(a)           Neither Parent nor any Subsidiary of Parent owns any real estate.  Section 4.13 of the Parent Disclosure Schedule sets forth a correct and complete list of each material lease pursuant to which Parent or any Subsidiary of Parent is a lessee (collectively, the “Leases”).  Parent has made available to the Company correct and complete copies of all Leases, including all material amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof.  Neither Parent nor any Parent Subsidiary, on the one hand, nor, to Parent’s knowledge, any other party, on the other hand, is in monetary default under any Lease, except for defaults that would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Except as set forth in Section 4.13(b) of the Parent Disclosure Schedule, Parent and the Subsidiaries of Parent have good title to, or valid leasehold interests in, all property and assets reflected on the Parent Balance Sheet, or acquired after the Parent Balance Sheet Date, except as have been disposed of since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice, subject to no Encumbrances.

(c)           To Parent’s knowledge, the tangible personal property and assets of Parent used in Parent’s business as currently conducted are free from defects and in good operating condition and repair (subject to normal wear and tear).

4.14           Environmental Matters.
Except as set forth in any environmental report set forth in Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent has received any written notice (a) of any administrative or judicial enforcement proceeding by any Governmental Entity pending, or to Parent’s knowledge threatened, against Parent or any Subsidiary of Parent under any Environmental Law or (b) that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location; and, to Parent’s knowledge, there has not been any release on the real property leased by Parent or any Subsidiary of Parent of Hazardous Materials that would be reasonably likely to result in a requirement under any Environmental Laws to perform a response action or result in liability under the Environmental Laws that would have a Parent Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Subsidiary of Parent are, and since January 1, 2009 have been, in compliance with all Environmental Laws.

4.15           Insurance.

Parent maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and the Subsidiaries of Parent (taking into account the cost and availability of such insurance), except to the extent the failure to maintain such insurance would not have a Parent Material Adverse Effect.  There is no claim by Parent or any Subsidiary of Parent pending under any such policies which (a) has been denied or disputed by the insurer or (b) if not paid would have, individually or in the aggregate, a Parent Material Adverse Effect.  All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

4.16           Intellectual Property.

(a)           Section 4.16(a) of the Parent Disclosure Schedule sets forth a list of all domain names owned or used by Parent and its Subsidiaries in the conduct of the business of Parent and its Subsidiaries (“Parent Domain Names”).  To Parent’s knowledge, all Parent Domain Names are currently properly registered with the appropriate registration authorities, all registration fees for the Parent Domain Names are fully paid and current, and no claims are pending or, to Parent’s knowledge, threatened, that would or might affect Parent or its Subsidiaries’ continued use and ownership of the Parent Domain Names.

(b)           (i) Parent and its Subsidiaries own or have a valid and enforceable right or license to all material Intellectual Property and all Intellectual Property Rights therein used in the conduct of the business of Parent and its Subsidiaries as currently conducted (the “Parent Intellectual Property”), (ii) no material claims are pending or, to Parent’s knowledge, threatened, alleging that Parent or any of its Subsidiaries is or was violating, misappropriating or infringing the rights of any Person with regard to any Parent Intellectual Property Rights and to Parent’s knowledge neither Parent nor any of its Subsidiaries has received any notices regarding the foregoing, and (iii) to Parent’s knowledge, the operation of the business of Parent and its Subsidiaries as currently conducted does not materially violate, misappropriate or infringe, the Intellectual Property Rights of any other Person.

(c)           Each employee, consultant and contractor engaged in research or product or software development for Parent or any of its Subsidiaries has executed a written agreement assigning or is otherwise required to assign to Parent or its applicable Subsidiary all right title and interest in and to any works of authorship or other Intellectual Property Rights developed, created or reduced to practice during the course of their engagement with Parent or such Subsidiary except for instances that would not individually or in the aggregate have, or reasonably be expected to have, a Parent Material Adverse Effect.

(d)           It is the practice of Parent and its Subsidiaries to scan with commercially available virus scan software all software used in the business of Parent and its Subsidiaries that are capable of being scanned for viruses.  To Parent’s knowledge, none of the software that is distributed by Parent or any of its Subsidiaries or that is used or held for use in the conduct of the business of Parent and its Subsidiaries as currently conducted contains any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware.  To Parent’s knowledge, none of the software that is used in the business of Parent and its Subsidiaries as currently conducted contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person.

4.17           Anti-Bribery.
Parent and its Subsidiaries are in compliance with the anti-corruption and bribery Laws to which Parent and its Subsidiaries are subject in the jurisdictions in which Parent and its Subsidiaries are operating (collectively, the “Anti-Bribery Laws”).  Neither Parent nor any of its Subsidiaries has received any written communication that alleges that Parent, a Subsidiary of Parent or any agent thereof is, or may be, in violation of, or has, or may have, any liability under, the Anti-Bribery Laws.

4.18           Indebtedness.
Neither Parent nor any of its Subsidiaries has any Indebtedness, other than (a) that identified in Section 4.18 of the Parent Disclosure Schedule, and (b) trade payables on ordinary trade terms incurred in the ordinary course of business consistent with past practice.

4.19           Export Control Laws.
Parent and its Subsidiaries have at all times conducted their respective export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which Parent conducts business.

4.20           Available Funds.
Parent and Merger Sub have available to them, or as of the Effective Time will have available to them all funds necessary for the payment of the Preferred Cash Consideration and the Fractional Share Consideration.

4.21           Qualifying Reorganization.
Parent has not taken any action, nor to Parent's Knowledge is there any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code.

4.22           Section 355.
Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under IRC § 355 (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code in connection with the Merger.

4.23           Absence of Certain Changes.
From February 28, 2011 through the date hereof, except for actions leading to the execution of this Agreement or taken pursuant hereto, and except as set forth on Section 4.23 of the Parent Disclosure Schedule, Parent has conducted its businesses in the ordinary course of business consistent with past practice, and there has not been:

(a)           a Parent Material Adverse Effect or any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)           any material change in Parent’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP and which has had or may reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of Parent, or any redemption, repurchase or other acquisition by Parent or any Parent Subsidiary of any Securities of Parent or any Parent Subsidiary (other than in connection with the forfeiture or exercise of equity based awards, options and restricted stock of Parent or any Parent Subsidiary in either case, in accordance with existing agreements or terms);

(d)           any amendment of any material term of any Parent Security (in each case, whether by merger, consolidation or otherwise);

(e)           any creation, incurrence, assumption or guarantee by Parent or any Parent Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, and other than intra-company obligations;

(f)           any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Parent that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(g)           (i) as of the date hereof, with respect to any director, officer or employee of Parent or any Parent Subsidiary whose annual total compensation exceeds $150,000, except as disclosed in SEC Reports of Parent (A) any grant of any new or any increase of any severance or termination pay (or any amendment to any existing severance pay or termination arrangement) or (B) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any increase in benefits payable under any existing severance or termination pay policies, except as provided for in such policies, (iii) any establishment, adoption or amendment (except as required by applicable Law) to any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Parent or any Parent Subsidiary, except for increases in the ordinary course of business consistent with past practice; or

(h)           any material Tax election made or changed, any material annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

ARTICLE V

Conduct of Business Pending the Merger

5.1           Conduct of Business by the Company.

During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement or unless Parent shall otherwise consent in advance in writing, the Company shall, and shall cause each of the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice or its current expense budgets as disclosed to Parent, and, to the extent substantially consistent therewith, use their commercially reasonable efforts to:

(a)           Preserve intact their present business organizations,

(b)           Maintain in effect all of their foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations,

(c)           Keep available the services of their directors, officers and key employees, and

(d)           Subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with their customers, clients, lenders, suppliers, vendors and others having material business relationships with them.

Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (it being understood that Parent shall respond within five Business Days to the Company’s communications soliciting such consent from Parent, such consent not be unreasonably withheld, conditioned or delayed)):

(i)          (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock, and dividends or distributions declared, set aside or paid by any Company Subsidiary to the Company or to any Company Subsidiary that is, directly or indirectly, wholly owned by the Company, or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(ii)          except for grants and awards, in type and amount consistent with ordinary course past practices, under the Company Equity Incentive Plan, as amended, in connection with new hires and promotions, authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms and the provisions hereof and (B) upon the exercise of Company Warrants outstanding on the date of this Agreement in accordance with their present terms and the provisions hereof;

(iii)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, other than licenses of Licensed Intellectual Property Rights, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company and the Company Subsidiaries in a manner that is consistent with past practice;

(iv)          sell, lease or otherwise transfer, or create or incur any Encumbrance on, any of the Company’s or the Company Subsidiaries’ assets, securities, properties, interests or businesses, other than the sale of equipment, products and services and the licensing of Owned Intellectual Property Rights in the ordinary course of business consistent with past practice;

(v)          except in the ordinary course of business or pursuant to credit facilities or other arrangements (including intercompany arrangements) in existence as of the date of this Agreement, incur any amount of Indebtedness for borrowed money, guarantee any Indebtedness of a third party, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Encumbrance thereupon;

(vi)          except (A) as set forth in Section 5.1(vi) of the Company Disclosure Schedule, provided that such settlement does not exceed the amounts accrued therefor in the most recent balance sheet of the Company set forth in the Company SEC Reports, or (B) pursuant to any mandatory payments (including cash sweep arrangements) under any credit facilities in existence on the date hereof or entered into in compliance with the terms hereof, pay, discharge, satisfy outside the ordinary course of business, settle or offer or propose to settle, (I) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Company Subsidiary, (II) any stockholder litigation or claim in writing against the Company or any of its officers or directors or (III) any litigation, arbitration, proceeding or dispute that relates to the Transaction;

(vii)          change any of the accounting principles or practices used by it except as required by GAAP;

(viii)          except for agreements existing as of the date of this Agreement, enter into any agreement or engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (x) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (y) has a direct or indirect financial interest, or (z) directly or indirectly controls, is controlled by or is under common control with;

(ix)          except as required by Law or any contractual commitment or Employee Program in existence on the date hereof, and except for increases in the ordinary course of business consistent with past practice, increase the compensation, bonus or other benefits of any director, officer or senior employee;

(x)          (A) grant to any director, officer or employee the right to receive any new severance, change of control or termination pay or termination benefits, or grant any increase in any existing severance, change of control or termination pay or termination benefits to any officer, director or employee, (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), or (C) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or agreement;

(xi)          except to the extent required to comply with its obligations hereunder or with applicable Law, amend its certificate of incorporation or bylaws, or the certificate of formation, limited partnership or limited liability company agreements, or similar charter, organizational or governance documents of any Company Subsidiary;

(xii)          adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger);

(xiii)          (A) enter into any Contract that would constitute a Material Contract if it had been entered into as of the date of this Agreement or (B) amend, modify in any material respect or terminate any Material Contract or any Contract referred to in clause (A) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary thereunder; provided, however, that the foregoing shall not prevent or preclude the Company or any Company Subsidiary from (I) negotiating and/or renewing in the ordinary course of business consistent with past practice any Material Contracts that are scheduled to expire upon their terms or (II) entering into any client or customer Contracts in the ordinary course of business consistent with past practice (except for those described in Sections 3.18(a)(xi) and (xii), for which Parent’s prior written consent shall be required);

(xiv)          enter into any new line of business;

(xv)          enter into any Contract to make a capital expenditure or to purchase a capital asset, which expenditure or purchase exceeds the amount or amounts allocated  therefor as set forth in the budget related to such expenditures provided to Parent prior to the date of this Agreement;

(xvi)          enter into an agreement to take any of the foregoing actions.

5.2           Conduct of Business by the Parent and Merger Sub.
During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement or unless Company shall otherwise consent in advance in writing, or unless it will not result in a Materially Adverse Effect to Parent.  Parent shall use its commercially reasonable efforts to:

(a)           Preserve intact its present business organizations, and

(b)           Maintain in effect all of their foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations.

During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement or unless Company shall otherwise consent in advance in writing, Parent shall not in any material manner:

(a)           amend its certificate of incorporation or bylaws;

(b)           (i)           split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock or other securities  or (iii) redeem or repurchase any shares of its capital stock or other securities;

(c)           adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization;

(d)           intentionally take any action that is intended to result in any of the conditions set forth in Article VII not being satisfied; or

(e)           agree, resolve or commit to do any of the foregoing.

ARTICLE VI

Covenants

6.1           Preparation of the Proxy Statement.

(a)           Concurrently with the execution of this Agreement, the Voting Stockholders shall execute and deliver to Parent the Voting Agreements.

(b)           As soon as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement/prospectus (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), to be sent to the holders of Company Stock relating to the meeting of such holders (the “Company Shareholder Meeting”) to be held to consider adoption of this Agreement and (ii) Parent shall prepare and file with the SEC a registration statement on Form S−4 (as amended or supplemented from time to time, the “Form S−4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of Parent Common Stock to be issued in the Merger. Each of the Form S−4 and the Proxy Statement shall comply as to form, in all material respects, with the applicable provisions of the Securities Act, the Exchange Act, and applicable Florida Law and shall be in form and substance reasonably satisfactory to the Company and Parent prior to filing. The Joint Proxy Statement/Prospectus  shall include notice under the FBCA that the Company Stockholders are entitled to assert appraisal rights under the FBCA.  The Joint Proxy Statement/Prospectus shall contain the recommendation of the Company Board that Company Stockholders approve the Merger.  Each of the Company and Parent shall use reasonable best efforts to have the Form S−4 declared effective under the Securities Act as promptly as practicable after such filing, keep the Form S−4 effective for so long as necessary to complete the Merger or, if earlier, until this Agreement is terminated and to ensure that it complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s shareholders as promptly as practicable after the Form S−4 is declared effective under the  Securities Act.  Parent shall use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Stock as may be reasonably requested in connection with the foregoing actions.  No filing of, or amendment or supplement to, the Form S−4 will be made by Parent, and no filing of, or amendment or supplement to the Joint Proxy

Statement/Prospectus will be made by the Company or Parent, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S−4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Form S−4 or the Merger. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S−4 has become effective, the issuance of any stop order or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S−4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the parties shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, in the disseminating of the information contained in such amendment or supplement to the Company Stockholders.

(c)           Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably necessary or advisable in connection with the preparation and filing of the Joint Proxy Statement/Prospectus and Form S-4 or any other statement, filing, notice or applicable made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Authority, including, without limitation, FINRA, in connection with the Merger and the other transactions contemplated by this Agreement.

(d)           Each of the Company and Parent shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other party with a copy of such communication.

6.2           Reservation of Parent Common Stock.
Parent hereby agrees that at or prior to Closing there shall be, or Parent shall cause there to be, reserved for issuance and/or delivery, such number of shares of Parent Common Stock equal to Common Stock Consideration.

6.3           Other Filings.

Subject to the terms and conditions of this Agreement, as soon as practicable following the date of this Agreement, Parent, with the Company’s cooperation, shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign Law relating to the Merger  (collectively, the “Other Filings”).  The Parent shall promptly notify the other parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and Merger Sub shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings.  The Company, Parent and Merger Sub each shall promptly obtain and furnish the other (i) the information which may be reasonably required in order to make such Other Filings and (ii) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

6.4           Additional Agreements.

Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its directors’ right and duty to act in a manner consistent with their fiduciary duties, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any Governmental Entities and any private third party listed in Section 6.4 of the Company Disclosure Schedule, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and to use its commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

6.5           Solicitation; Change in Recommendation.

(a)           Except as permitted by this Section 6.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not and shall cause each of the Company Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors (including financial advisors, attorneys or accountants), Affiliates and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) knowingly solicit, initiate or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) knowingly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information or afford access to the business, properties, assets, books or records of the Company or any company Subsidiary, or otherwise cooperate in any way with any third party (other than Parent) in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (iii) enter into any letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar agreement or agreement in principle with respect to a Takeover Proposal.  Any violation of the restrictions on the Company set forth in this Section 6.5 by any Representative of the Company or any Company Subsidiary shall be a breach of this section by the Company.

(b)           Notwithstanding anything to the contrary contained herein, if at any time on or after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a Takeover Proposal from any Person, which Takeover Proposal did not result from any breach of this Section 6.5, and if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal; provided, further that the Company shall promptly provide to Parent a written summary of the material terms of any Takeover Proposal.

(c)           Following the date of this Agreement, the Company shall keep Parent reasonably informed of the receipt of, or any material developments, discussions or negotiations regarding any Takeover Proposal on a prompt basis.

(d)           Except as permitted by this Section 6.5(d), the Company Board shall not (i)(A) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, or (B) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to

Section 8.1(d)(ii).  Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may effect a Company Adverse Recommendation Change if the Company Board determines that such Company Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations to the holders of Company Stock under applicable Law.  Notwithstanding the forgoing, the Company shall not be entitled to effect a Company Adverse Recommendation Change unless (x) the Company has given Parent at least two Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any Superior Proposal), and (y) Parent does not make, within two Business Days after receipt of the notice provided for in clause (x) of this sentence, a proposal that would, in the good faith determination of the Company Board cause the Takeover Proposal to no longer constitute a Superior Proposal.

(e)           Nothing in this Section 6.5 shall prohibit the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if the Company Board determines in good faith, after consultation with outside counsel, that the failure to do so would violate applicable Law.

(f)           As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition, sale, lease, exchange, transfer, license or disposition of assets of the Company and the Company Subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than 20% of the outstanding Company Stock, (iii) tender offer (including a self-tender) or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Company Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Stock involved is more than 20%; in each case, other than the Transaction.

(g)           As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made to the Company and not withdrawn that the Company Board has determined in its good faith judgment is a Superior Proposal and is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the transaction contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise), provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

6.6           Access to Information; Confidentiality.

(a)           Between the date hereof and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) furnish Parent with such financial and operating data and other non-privileged information with respect to the business, properties and personnel of the Company and the Company Subsidiaries as Parent may from time to time reasonably request, (ii) use its commercially reasonable efforts to facilitate reasonable access for Parent and its authorized representatives (including counsel, financial advisors and auditors) during normal business hours, and upon reasonable advance notice, to the Company’s offices and properties; provided, that all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish.

(b)           Prior to the Effective Time, Parent and Merger Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated December 10, 2011 (the “Confidentiality Agreement”).

6.7           Indemnification of Directors and Officers.

Prior to the Closing Date, the Company shall bind a directors’ and officers’ liability insurance policy providing “tail” coverage (which policy may be a continuation or extension of the Company’s existing directors’ and officers’ liability insurance policy) for each present or former director and officer of the Company (the “Company Indemnified Parties”), in an amount and scope at least as favorable to such persons as the Company’s existing coverage and with a period of coverage of not less than six years.] The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Legal Requirement, charter, bylaw or contractual obligation, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives. Parent and Merger Sub hereby agree that all rights in existence under the Company’s Articles of Incorporation and Bylaws in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses to them shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be modified or amended in a manner adverse to any such person for a period of six years from the Effective Time, it being understood that nothing in this sentence shall require any amendment to the organizational documents of the Surviving Corporation.  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

6.8           Public Announcements.

The Company and Parent shall (unless and until a Company Adverse Recommendation Change has occurred) consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.  In this regard, the parties shall make a joint public announcement of this Agreement and the Transaction contemplated hereby no later than the opening of trading on the Nasdaq on the Business Day following the date on which this Agreement is signed.  Except as may be required by applicable Law or any existing agreement with or rule of any national securities exchange or association, the Company shall not disclose, disseminate or file, including with the SEC or Nasdaq, the Company Disclosure Schedule without the consent of Parent, which consent shall not to be unreasonably withheld, conditioned or delayed.

6.9           Adoption by Parent.

Promptly after receipt of Stockholder Approval from the Company’s stockholders, Parent shall take all requisite action to adopt this Agreement in its capacity as the sole stockholder of Merger Sub.

6.10           No Ownership; Acquisition of Capital Stock.

As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, is the beneficial owner of any shares of Company Common Stock.  Except as otherwise expressly permitted in this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, from and after the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement shall acquire, directly or indirectly, any shares of Company Common Stock.

6.11           Tax Matters.

(a)           From the date hereof until the Effective Time, except as set forth in Section 6.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any of the Company Subsidiaries.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

6.12           Payoff of Indebtedness.

The Company shall, prior to the Closing, obtain from each lender and for each Indebtedness amount set forth on Section 6.13 of the Company Disclosure Schedule, if required by the terms of the definitive agreements relating thereto, the written consent of the applicable lender or creditor to the Merger in a form reasonably satisfactory to Parent.  In the event that the applicable Indebtedness amount is paid in full prior to the Closing, the Company shall take all actions necessary such that (i) UCC-2, UCC-3 or other similar termination statements, as applicable, have been filed with respect to each of the UCC-1 financing or other similar statements filed in order to perfect security interests in assets of the Company or its Subsidiaries that have not yet expired, including those secured by the applicable Indebtedness amount, and (ii) all Encumbrances on assets of the Company or its Subsidiaries shall be released prior to or simultaneously with the Closing.]

6.13           Closing Statement.

(a)           At least three (3) Business Days prior to the Closing Date, the Company shall prepare a closing statement (the “Closing Statement”), certified as complete and accurate by the Chief Financial Officer of the Company, setting forth the following information:

(i)           with respect to each holder of Company Common Stock: (A) the number of shares of Company Common Stock to be held by such Stockholder as of immediately prior to the Effective Time; and (B) the aggregate Common Stock Consideration payable to such holder (on a share-by-share and aggregate basis by share type) in accordance with the terms of this Agreement and in the manner provided herein in respect of all of the shares of Company Stock to be held by such holder as of immediately prior to the Effective Time;

(ii)           with respect to the Preferred Holder, the amount of the Preferred Cash Consideration to be distributed to such holder; and

(iii)           a good faith estimate of the Net Working Capital of the Company, which shall itemize the components thereof.

(b)           In the event that any information set forth in the Closing Statement becomes inaccurate at any time prior to the Effective Time, the Company shall deliver a revised Closing Statement, together with a new certification consistent with Section 6.13(a), whereupon such revised Closing Statement shall be deemed to be the “Closing Statement” for all purposes of and under this Agreement.

(c)           The Company acknowledges and agrees that Parent and the Exchange Agent their respective agents shall be entitled to rely on the Closing Statement for purposes of making any payments hereunder.

6.14           Exemption from Liability Under Section 16(b).

Parent and the Company agree that, in order to most effectively compensate and retain officers and directors of the Company(“Company Insiders”) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of Company Securities Parent Common Stock in the Merger, and for compensatory and retentive purposes agree to the provisions of this Section 6.14. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Parent Board, or a committee of Non−Employee Directors thereof (as such term is defined for purposes of Rule 16b−3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for Company Securities pursuant to the Merger, to the extent such securities are listed in the Section 16 Information, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

6.15           Nasdaq Stock Market Listing.

Prior to the Effective time, Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance.

ARTICLE VII

Conditions to the Merger

7.1           Conditions to the Obligations of Each Party to Effect the Merger.

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law), at or prior to the Effective Time, of each of the following conditions:

(a)           Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b)           Registration Statement Effectiveness.  The Parent Registration Statement on Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and (ii) at least 20 Business Days shall have elapsed since the Joint Proxy Statement/Prospectus shall have been mailed to holders of Company Stock if information is incorporated by reference therein.

(c)           Other Regulatory Approvals.  All actions by or in respect of, or filings with, any Governmental Entity, required to permit the consummation of the Merger shall have been taken, made or obtained, all material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(d)           No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition, such party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(e)           Financing.  The Parent shall have secured or received, through the closing of an equity financing, at least $2.0 million of net cash proceeds.

(f)           Nasdaq Listing. Parent shall have filed an application for the shares of Parent Common Stock, to be issued to holders of Company Securities upon consummation of the Merger,  to be listed on NASDAQ subject to official notice of issuance.

7.2           Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) both as of the date of this Agreement and at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the date hereof or the Effective Time, as applicable, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate signed by an officer of the Company on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(b)           Performance and Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed by an officer of the Company on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(c)           No Proceedings.  There shall not have been instituted or pending any action or proceeding by any Governmental Entity in connection with the transactions contemplated by the Agreement, (i) seeking to obtain material damages, (ii) seeking to restrain or prohibit Parent’s, Merger Sub’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company’s capital stock, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and the Company Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate any material businesses, assets or properties of Parent or the Company or any of their respective material Subsidiaries or (iv) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company (or, following the Effective Time, the Surviving Corporation) or a Parent Material Adverse Effect;

(d)           No Governmental Entity Action.  There shall not have been any action taken, or any applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Entity, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above;

(e)           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f)           Consents.  All required consents, permits and approvals of Governmental Entities and other private third parties shall have been obtained except where the failure to obtain any such consents or approvals could not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

(g)           Directors and Officers.  As of the Effective Time, all the directors and officers of the Company will have executed resignations.

(h)           Employment Agreement.  Daniel O’Donnell shall have executed and delivered to Parent a Key Employee Agreement which shall remain in full force and effect.

(i)           Company Warrants.  The Company Warrants shall have been exercised, terminated or redeemed in the manner required by Section 2.1 hereof.

(j)           Company Stock Options.  The Company Stock Options shall have been exercised, terminated or redeemed in the manner required by Section 2.1 hereof.

(k)           Other Company Securities.  The Other Company Securities shall have been exercised, terminated or redeemed in the manner required by Section 2.1 hereof.

(l)           Company Note.  The Company and the Preferred Holder shall have delivered to Parent the Company Note dated December 28, 2011.

(m)           Maximum Appraisal.  Stockholders indicating that they will assert appraisal rights in accordance with the Florida law for such Stockholders’ shares of Company Common Stock shall hold less than five percent (5%) of the outstanding shares of Company Common Stock.

(n)           Net Working Capital.  The Net Working Capital of the Company, as estimated in good faith by the Company no more than three (3) Business Days prior the Closing Date, shall be not less than the Minimum Net Working Capital.

7.3           Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects both as of the date of this Agreement and at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than date hereof or the Effective Time, as applicable, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated the Closing Date, to the foregoing effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated as of the Closing Date, to the foregoing effect.

(c)           No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)           No Proceedings.  There shall not have been instituted or pending any action or proceeding by any Governmental Entity in connection with the transactions contemplated by the Agreement, (i) seeking to obtain material damages, (ii) seeking to restrain or prohibit the former Company Stockholders’ ability effectively to exercise full rights of ownership of Parent’s capital stock, including the right to vote any shares of Parent Common Stock acquired or owned by the former Company Stockholders following the Effective Time on all matters properly presented to Parent’s stockholders or (iii) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect on Parent (or, following the Effective Time, the Surviving Corporation);

(e)           Opinion of Financial Advisor.  The Company’s board of Directors shall have received the opinion of American Valuemetrics, financial advisor to the Company, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock.

ARTICLE VIII

Termination, Amendment and Waiver

8.1           Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of Company Stockholder Approval:

(a)           by the mutual written consent of Parent and the Company;

(b)           by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other:

(i)           if, upon a vote taken thereon at a duly held meeting of holders of the Company Common Stock (or at any adjournment or postponement thereof), held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(ii)           if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transaction, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; provided however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such order or action was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)           if the consummation of the Merger shall not have occurred on or before May 31, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement in any material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the End Date;

(c)           by written notice from Parent to the Company, if

(i)          the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2 and such breach or failure has not been cured within 30 days following receipt of notice thereof to the Company, or by its nature cannot be cured within such period;

(ii)          a Company Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of a Superior Proposal, and the Company Board shall have failed to reaffirm the Company Recommendation as promptly as practicable (but in any event within two Business Days) after receipt of any written request to do so from Parent;

(iii)          there shall have been a willful and intentional material breach of Section 6.1 or Section 6.5; or

(d)           by written notice from the Company to Parent, if

(i)          Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3 and such breach or failure has not been cured within 30 days following receipt of notice thereto Parent, or by its nature cannot be cured within such period;

(ii)          prior to the receipt of the Company Stockholder Approval, the Company Board authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.4, to effect the Company Adverse Recommendation Change which shall not have been withdrawn within two Business Days after receipt of any written request to do so from Parent.

8.2           Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company and their respective directors, officers, employees, partners, members or stockholders to the other party, and all rights and obligations of any party hereto shall cease, provided that (i) the agreements contained in Sections 6.6(b) (Confidentiality), 6.8 (Public Announcements), 8.2 (Effect of Termination), 8.3 (Fees and Expenses) and Article IX (General Provisions) shall survive the termination of this Agreement and (ii) that nothing contained herein shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

8.3           Fees and Expenses.
Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

8.4           Amendment.

This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such approval.

8.5           Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  Notwithstanding anything in this Section 8.5 to the contrary, after the Company Stockholder Approval has been obtained there shall be no extension or waiver that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained.

ARTICLE IX

General Provisions

9.1           Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or electronic mail (“e-mail”) transmission (providing confirmation of such facsimile or e-mail transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)       if to Parent or Merger Sub:
Remark Media, Inc.
Six Concourse Parkway
Suite 1500
Atlanta, Georgia  30328
Attn:  Bradley T. Zimmer

(b)       if to the Company:
Banks.com, Inc.
425 Market Street; Suite 2200
San Francisco, CA  94105
Attn:  Daniel O’Donnell

with a copy to:
Martin Traber, Esquire
Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, Florida  33602
Facsimile:  (813) 221-4210

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

9.2           Certain Definitions.

For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreements need not prohibit the submission of Takeover Proposals or amendments thereto to the Company.

“Adjusted Common Stock Consideration” means 702,784 shares of Parent Common Stock minus the difference between (i) Net Working Capital of negative $210,000 and (ii) Net Working Capital of negative $570,000, such difference to be divided by $4.50.  In no event shall the Common Stock Consideration under this Agreement be a number of shares greater than 702,784 or less than 622,784.

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions located in Boston, Massachusetts are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any code successor thereto.

“Common Stock Consideration” shall mean the lesser of (i) 702,784 shares of Parent Common Stock and (ii) the Adjusted Common Stock Consideration.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2010, and the footnotes thereto set forth in Company 10-K.

“Company Balance Sheet Date” means December 31, 2010.

“Company Material Adverse Effect” means, with respect to the Company (i) an effect, event or change which has a material adverse effect on the assets, results of operations, prospects or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, or (ii) an effect, event or change which materially adversely affects the ability of the Company to perform its obligations hereunder or to consummate the Merger and other transactions contemplated hereby  other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy (so long as the Company is not disproportionately affected thereby as compared to other companies operating in the Company’s industry) or capital or financial markets generally, including changes in interest or exchange rates, (b) general changes or developments in regulatory, political, economic or business conditions or conditions within the industry of the Company or any Company Subsidiary (so long as the Company is not disproportionately affected thereby as compared to other companies operating in the Company’s industry), (c) changes in Law or generally accepted accounting principles or the interpretation thereof (so long as the Company is not disproportionately affected thereby as compared to other companies operating in the Company’s industry), (d) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, lenders, partners or employees, (e) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (f) earthquakes, hurricanes or other natural disasters, (g) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earnings predictions or (h) litigation arising from any alleged breach of fiduciary duty or other violation of Law relating to this Agreement; provided, however, that no change described in Section 3.9 of the Company Disclosure Schedule shall be deemed to give rise to a Parent Material Adverse Effect.  Without limitation of clause (d) of the preceding sentence, for purposes of determining whether a Company Material Adverse Effect has arisen from or been contributed to by the termination, non-renewal or adverse modification of a customer contract, formations, renewals and favorable modifications of customer contracts shall also be taken into account.

“Company Note” means the note from the Company to Kimberly and Daniel O’Donnell, originally dated December 28, 2011, as amended and restated as of the Closing Date.

“Company Securities” means the Company Stock, “phantom” stock, stock appreciation rights, performance units, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Stock of or voting securities of the Company.

“Company Stock” means Company Common Stock and Company Preferred Stock, collectively.

“Company Subsidiary Securities” means all common stock, preferred stock (or other similar equity interests), “phantom” stock, stock appreciation rights, performance units, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company Subsidiary.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of Daniel O’Donnell, Steven Ernst and Janet Steiniger.

“Company Stockholders” shall mean the holders of Company Common Stock and Company Preferred Stock, taken together.

“Contract” means any agreement, arrangement, commitment, contract, covenant, instrument, debenture, lease or license, whether written or unwritten.

“Environmental Laws” means any Law relating to the pollution, protection, or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an Affiliate of the Company if it is considered a single employer with the Company under ERISA Sections 4001(a)(14) or 4001(b) or means any entity whose employees would be considered as employed by a single employer with employees of the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchanged Warrant” has the meaning set forth in Section 2.1(e) hereof.

“Fractional Share Amount” means the quotient obtained by multiplying (i) the fractional portion, if any, of a Company Stockholder’s Pro Rata Portion of Common Stock Consideration and (ii) Parent Common Stock Value.

“Fractional Share Cap” means the quotient obtained by multiplying (i) the Fractional Share Ratio by (ii) $5,000.

“Fractional Share Consideration” means, with respect to a Company Stockholder (x) in the event the aggregate Fractional Share Amount for all Company Stockholders is $5,000 or less, such stockholder’s Fractional Share Amount, or (y) in the event the aggregate Fractional Share Amount for all Company Stockholders is greater than $5,000, such stockholder’s Fractional Share Cap.

“Fractional Share Ratio” means, with respect to a Company Stockholder the quotient obtained by dividing (x) the fractional amount, if any, of such Company Stockholder’ Pro Rata Portion of Common Stock Consideration by (y) the sum obtained by adding all fractional amounts, if any, of the Company Stockholders Pro Rata Portions of Common Stock Consideration.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Materials” means pollutant, contaminant waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Indebtedness” shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such Person of any such Indebtedness of any other Person.

“Intellectual Property” means all inventions, works, or other tangible or intangible information or other things that are or, with appropriate registration or application to the appropriate governmental authority, could be the subject of any Intellectual Property Right, including all rights in Internet web sites and Domain Names.

“Intellectual Property Right License” means a license or agreement that grants to the Company or any Company Subsidiary a right or license to use, copy, create derivative works, distribute, perform, sell, license or otherwise exploit and Intellectual Property of any third party.

“Intellectual Property Rights” means the worldwide rights in copyright, patents and patent applications (including all reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, and divisionals of such patents and patent applications, and any foreign counterparts thereof), moral rights, design rights, industrial property rights, publicity rights, privacy rights, trademark rights (registered or unregistered), rights in trade names and trade dress, confidential information rights, trade secret rights, rights databases and other collections of data, rights in mask works, rights in know-how, and other proprietary rights.

“International Employee Program” shall mean each Employee Program that has been adopted or maintained by the Company, any Company Subsidiary or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any Company Subsidiary or any ERISA Affiliate will or may have any liability, with respect to employees who perform services outside the United States.

“IRS” means the United States Internal Revenue Service.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, determined or indeterminable, known or unknown and whether or not due or becoming due, including those arising under any Law or action and those arising under any Contract.

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law, including antitrust, competition law and to data security and data privacy laws, regulations and policies.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Merger Consideration” means the Common Stock Consideration and the Fractional Share Consideration.

“Minimum Net Working Capital” means negative $570,000.

“Nasdaq” means The NASDAQ Stock Market.

 “Net Working Capital” for purposes of this Agreement means current assets less current liabilities calculated as of 11:59 p.m., Pacific Time, on the last calendar day of the month immediately preceding the Closing Date or, if the Closing Date occurs on the last calendar day of a month, on the Closing Date, as determined in accordance with GAAP but comprised, however, solely of the line items set forth on the Net Working Capital Exhibit attached as Exhibit 2.  All accrued but unpaid obligations of the Company to its employees up to 11:59 p.m., Pacific Time, on including but not limited to salaries, wages, bonuses, tax withholding, benefit plan contributions, vacation pay, sick pay and leave obligations, will be treated as current liabilities for the purposes of determining Net Working Capital.

“Note Percentage” means .0000003.

“Open Source Software” means Restricted Open Source Software and/or software or any computer code licensed that contains any software that requires the insertion of copyright notices, attribution statements, disclaimers, or limitation of liability provisions, including, without limitation, the Berkeley license (BSD), the MIT license, or the Apache license.

“Original Company Note” means the note from the Company to Kimberly and Daniel O’Donnell dated December 21, 2010.

“Owned Intellectual Property Rights “ means all Intellectual Property Rights owned by either the Company or any of the Company Subsidiaries, including all registrations and applications for registrations for any Intellectual Property Rights that have been registered or applied for, or are otherwise recorded in the name of, the Company or any of the Company Subsidiaries.

“Parent Common Stock” means the common stock, par value $.001 per share, of Parent.

“Parent Common Stock Value” means the average closing price per share of Parent Common Stock as reported on Nasdaq during the 30 trading days prior to the execution of this Agreement.

“Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of Carrie Ferman, Eric Orme and Bradley Zimmer.

“Parent Material Adverse Effect” means, with respect to Parent (i) an effect, event or change which has a material adverse effect on the assets, results of operations, prospects or financial condition of Parent and its Subsidiaries on a consolidated basis taken as a whole or (ii) an effect, event or change which materially adversely affects the ability of Parent or Merger Sub to perform their obligations hereunder or to consummate the Merger and other transactions contemplated hereby, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy (so long as the Parent is not disproportionately affected thereby) or capital or financial markets generally, including changes in interest or exchange rates, (b) general changes or developments in regulatory, political, economic or business conditions or conditions within the industry of Parent or any of Parent’s Subsidiaries (so long as the Parent is not disproportionately affected thereby), (c) changes in Law or generally accepted accounting principles or the interpretation thereof, (d) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, lenders, partners or employees, (e) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (f) earthquakes, hurricanes or other natural disasters, (g) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earnings predictions or (h) litigation arising from any alleged breach of fiduciary duty or other violation of Law relating to this Agreement; provided, however, that no change described in Section 4.23 of the Parent Disclosure Schedule shall be deemed to give rise to a Parent Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means any information about any users or customers of the Internet websites owned, maintained or operated by such entity that is protected by applicable Privacy Laws, including, without limitation, all: (i) “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act (15 U.S.C. §6801 et seq.); (ii) “protected health information” as defined under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d); (iii) “cardholder information,” as defined under the Payment Card Industry Data Security Standard; and (iv) “personally identifiable information," "personal information" and other similar terms as defined under relevant state security breach notification laws.

“Preferred Cash Consideration” has the meaning set forth in Section 2.1(c)(ii) herein.

“Preferred Stock Percentage” means .03478.

 “Pro Rata Portion” means, with respect to each Company Stockholder, the quotient obtained by dividing (i) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time by (ii) the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares and Dissenting Shares).
 “Restricted Open Source Software” means any computer code that contains any software that (a) requires as a condition of the use, modification and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivatives; or (iii) redistributable at no charge; or (b) is licensed under any version of the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Public License, the GNU Affero Public License, Common Development and Distribution License, or the Eclipse Public License.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 16 Information” means information accurate in all material respects regarding Company Insiders, the number of shares of Company Securities held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Taxing authority in connection with Taxes.

“Taxes” means any and all taxes, assessments, or levies, including all United States federal, state, local, foreign and other income, franchise, profits, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, net worth, excise, withholding, ad valorem, stamp, transfer, value added and other such charges, all estimated taxes, deficiency assessments, additions to tax, penalties and interest imposed by any Taxing authority.

“Total Merger Consideration” means the sum of (i) the Fractional Share Consideration and (ii) the Common Stock Consideration.

“Voting Stockholders” means Daniel O’Donnell, Kimberly O’Donnell, the Daniel & Kimberly O’Donnell Trust DTD 5/26/05, Frank McPartland, Steven Ernst, Lawrence Gibson, and Charles Dargan.

“Warrant Percentage” means (A) the quotient resulting from dividing (A) 530,150; by (B) the sum of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares and Dissenting Shares) and 530,150, less (B) .010006.

9.3           Interpretation.

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all material amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any applicable Law.

9.4           Remedies; Specific Enforcement.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(b)           The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

9.5           Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial buy jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certificates in this Section 10.5.

9.6           Assignment.

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

9.7           Entire Agreement; No Third-Party Beneficiaries.

This Agreement constitutes, together with the Confidentiality Agreement, the Voting Agreement, the Key Employee Agreements and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except for the provisions of Section 6.6 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein nothing in this Agreement, expressed or implied, is intended to confer on any

Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8           Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.9           Choice of Law/Consent to Jurisdiction.

(a)           All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

(b)           Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Supreme Court of the State of New York or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any federal court located in the State of New York or other New York state court for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (A) to the extent such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such party’s agent for acceptance of legal process, and (B) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of New York.  Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.9, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.10           Non−Survival of Representations and Warranties.

The representations, warranties and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.  The representations, warranties and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the termination of this Agreement.

9.11           Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile transmission or e-mail in PDF form of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission or e-mail in PDF form by signing a duplicate original document.

9.12           Disclosure Schedule and SEC Reports References.

(a)          The parties hereto agree that any reference in a particular Section of a Party’s Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Party that are contained in the corresponding Section of this Agreement and also shall be deemed to qualify any other Section of Article III or Article IV, respectively, to which such matter relates, so long as the applicability of such matter to such other Section is reasonably apparent on the face of such disclosure.  For convenience purposes, disclosures in one Section of a Party’s Disclosure Schedule may be specifically cross-referenced to another Section of such Disclosure Schedule.

(b)          The parties hereto agree that in no event shall any information contained in any part of any Party’s SEC Report entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Remark Media, Inc., Remark Florida, Inc. and Banks.com, Inc. have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Remark Media, Inc.

By:  /s/ Bradley T. Zimmer
   Name:  Bradley T. Zimmer
   Title:  Chief Operating Officer and General Counsel

Remark Florida, Inc.

By:  /s/ Bradley T. Zimmer
    Name:  Bradley T. Zimmer
    Title: President

Banks.com, Inc.

By: /s/ Daniel M. O'Donnell
Name:  Daniel M. O'Donnell
Title:  Chairman & Chief Executive Officer

[Signature Page to the Merger Agreement]